Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Area Bancshares Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-38037, 333-38039, 333-44571, 333-44573 and 333-89567) on Form S-8 of Area
Bancshares Corporation of our report dated February 22, 2000, relating to the consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Area Bancshares Corporation.





/s/ KPMG LLP


Louisville, Kentucky
March 20, 2000